EXHIBIT 5.1

June 8, 1998


KBK Capital Corporation
301 Commerce Street
2200 City Center II
Fort Worth, Texas  76102

Re:               KBK Capital Corporation
              FORM S-8 REGISTRATION STATEMENT

Gentlemen:

      We have acted as counsel for KBK Capital Corporation (the "COMPANY") in connection with the registration statement on Form S-8 (the "REGISTRATION STATEMENT") of the Company which is being filed with the Securities and Exchange Commission on June 8, 1998 covering up to 150,000 shares of the Company's Common Stock, $0.01 par value (the "SHARES"), issuable to eligible employees of the Company who are participants in the 1998 Employee Stock Purchase Plan of KBK Capital Corporation (the "PLAN").

      As such counsel, we have examined such corporate records and other documents and matters of law as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

      Based upon the foregoing, we are of the opinion that the Shares, when issued and sold pursuant to, and for the consideration expressed in the Plan, will constitute legally issued, fully paid and nonassessable shares of Common Stock, $0.01 par value, of the Company.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,

                                                CHAPMAN AND CUTLER